Artisan Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the period ended March 31, 2006
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Sub-Item 77E: Legal Proceedings

Artisan Funds, Inc. ("Artisan Funds") and Artisan Partners Limited Partnership (the "Adviser") were defendants in a lawsuit in the Circuit Court of the Third Judicial Circuit, Madison County, Illinois that sought certification of a plaintiff class consisting of all persons in the United States who held shares in Artisan International Fund for a period of more than 14 days during the five years prior to the filing of the lawsuit. The suit sought compensatory and punitive damages under state law, as well as interest, costs and attorney's fees. The lawsuit alleged, in summary, that Artisan Funds and the Adviser exposed long-term Artisan International Fund shareholders to trading by market timers by allegedly (a) failing to properly evaluate daily whether a significant event affecting the value of Artisan International Fund's securities had occurred after foreign markets had closed but before the calculation of the Fund's NAV; (b) failing to implement the Fund's portfolio valuation and share pricing policies and procedures; (c) allowing portfolio valuation and share policies and procedures that benefited market timers at the expense of long-term shareholders; and (d) failing to know and implement applicable rules and regulations concerning the calculation of NAV.

Artisan Funds and the Adviser removed the lawsuit from state court to federal district court. The federal district court ordered the case remanded to Illinois state court. Artisan Funds and the Adviser then appealed the remand order to the United States Court of Appeals for the Seventh Circuit and, on April 5, 2005, the Court of Appeals ruled in favor of Artisan Funds and the Adviser. As a result, the action was dismissed with prejudice in May 2005. The plaintiff subsequently sought and was granted review by the United States Supreme Court on the question of whether the Court of Appeals had jurisdiction to hear the appeal. In the event that the Supreme Court's decision results in reinstatement of the lawsuit, Artisan Funds and the Adviser intend to continue to defend the lawsuit vigorously.